As filed with the U.S. Securities and Exchange Commission on October 14, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GITLAB INC.
(Exact name of Registrant as specified in its charter)

Delaware	47-1861035
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
Address Not Applicable1
(Address of principal executive offices) (Zip code)
GitLab Inc. 2015 Equity Incentive Plan
GitLab Inc. 2021 Equity Incentive Plan
GitLab Inc. 2021 Employee Stock Purchase Plan
(Full titles of the plans)
Corporation Service Company
251 Little Falls Drive
Wilmington, DE 19808
(800) 927-9800
(Name, address and telephone number, including area code, of agent for service)

Copies to:
1 We are a remote-only company. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act and Securities Exchange Act of 1934, as amended, any stockholder communication required to be sent to our principal executive offices may be directed to the agent for service of process named above, or to the email address: reach.gitlab@gitlab.com.

Cynthia Hess Steven Levine James Evans Ran Ben-Tzur Aman Singh Ryan Mitteness Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Robin J. Schulman Chief Legal Officer and Corporate Secretary GitLab Inc. Address Not Applicable

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0000025 per share
– 2021 Equity Incentive Plan – Issuable	18,017,247(2)	$77.00(3)	$1,387,328,019(3)	$128,606
– 2021 Employee Stock Purchase Plan – Issuable	3,271,090(4)	$65.45(5)	$214,092,841(5)	$19,847
– 2015 Equity Incentive Plan – Outstanding Options	19,954,777(6)	$—(7)	$—(7)	$—
– 2015 Equity Incentive Plan – Outstanding Restricted Stock Units	3,000,000(8)	$—(9)	$—(9)	$—
Class B Common Stock, par value $0.0000025 per share
– 2015 Equity Incentive Plan – Outstanding Options	19,954,777(10)	$10.50(11)	$209,525,159(11)	$19,423
– 2015 Equity Incentive Plan – Outstanding Restricted Stock Units	3,000,000(12)	$77.00(13)	$231,000,000 (13)	$21,414
Total			$2,041,946,019	$189,290
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock or Class B common stock that become issuable under the employee benefit plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock or Class B common stock, as applicable.
(2)Shares of Class A common stock reserved for issuance under the 2021 Equity Incentive Plan (“2021 Plan”) consists of (a) 13,032,289 shares of Class A common stock reserved for future issuance under the 2021 Plan and (b) 4,984,958 shares of Class B common stock previously reserved but unissued under the 2015 Equity Incentive Plan (“2015 Plan”) that are now available for issuance under the 2021 Plan. To the extent outstanding awards under the 2015 Plan are forfeited, lapse unexercised, are repurchased by the Registrant or would otherwise have been returned to the share reserve under the 2015 Plan, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2021 Plan. See footnotes 6 and 8 below.
(3)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $77.00 per share as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on or around October 14, 2021 pursuant to Rule 424(b) under the Securities Act.
(4)Represents 3,271,090 shares of Class A common stock reserved for future issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $77.00 as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on or around October 14, 2021 pursuant to Rule 424(b) under the Securities Act multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.
(6)Represents shares of Registrant’s Class A common stock reserved for issuance upon the conversion of Class B common stock outstanding under the 2015 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to awards under the 2015 Plan that are forfeited, lapse unexercised, are repurchased by the Registrant or would otherwise have been returned to the share reserve under the 2015 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.

(7)Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(8)Represents shares of Registrant’s Class A common stock reserved for issuance pursuant to restricted stock units outstanding under the 2015 Plan as of the date of this Registration Statement. Any shares of Class A common stock that are subject to awards under the 2015 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2015 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(9)Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(10)Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2015 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to stock options under the 2015 Plan that are forfeited, lapse unexercised, are repurchased by the Registrant or would otherwise have been returned to the share reserve under the 2015 Plan will be available for issuance again as Class A common stock under the 2021 Plan. See footnote 2 above.
(11)Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act on the basis of $10.50 per share, the weighted average exercise price for stock options outstanding under the 2015 Plan.
(12)Represents shares of Class B common stock reserved for issuance pursuant to restricted stock units outstanding under the 2015 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to awards under the 2015 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2015 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(13)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $77.00 per share as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on or around October 14, 2021 pursuant to Rule 424(b) under the Securities Act.

PART I
INFORMATION REQUIRED UN THE SECTION 10(A) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act, and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
ITEM 3     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by GitLab Inc. (the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:
(a)Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 12, 2021 (File No. 333-259602), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b)The Registrant’s Prospectus to be filed on or about October 14, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-259602); and
(c)The description of the Registrant’s Class A Common Stock which is contained in a registration statement on Form 8-A filed on October 8, 2021 (File No. 001-40895) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.     DESCRIPTION OF SECURITIES
Not applicable.
ITEM 5.     INTEREST OF NAMES EXPERTS AND COUNSEL
Not applicable.
ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers, and other corporate agents, under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the DGCL, the Registrant’s restated certificate of incorporation to be effective upon the completion of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by the DGCL, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of their directors will be further limited to the greatest extent permitted by the DGCL.
As permitted by the DGCL, the Registrant’s restated bylaws to be effective upon the completion of the Registrant’s initial public offering, provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the DGCL;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•the rights conferred in the restated bylaws are not exclusive.
The Registrant has entered into or will enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant currently carries liability insurance for its directors and officers. Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities. See also the undertakings set out in response to Item 9 of this Registration Statement.
ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1	333-259602	3.1	September 17, 2021

4.2	Restated Bylaws of the Registrant, as currently in effect.	S-1	333-259602	3.3	September 17, 2021

4.3	Form of Restated Certificate of Incorporation, to be effective upon consummation of the Registrant’s initial public offering.	S-1	333-259602	3.2	September 17, 2021

4.4	Form of Restated Bylaws, to be effective upon consummation of the Registrant’s initial public offering.	S-1	333-259602	3.4	September 17, 2021

4.5	Form of Registrant’s Class A Common Stock Certificate.	S-1/A	333-259602	4.1	October 4, 2021

4.6	GitLab Inc. 2015 Equity Incentive Plan, as amended, and forms of equity agreements thereunder.	S-1	333-259602	10.2	September 17, 2021

4.7	GitLab Inc. 2021 Equity Incentive Plan and forms of award agreements thereunder.	S-1	333-259602	10.3	September 17, 2021

4.8	GitLab Inc. 2021 Employee Stock Purchase Plan, and forms of subscription agreement thereunder.	S-1	333-259602	10.4	September 17, 2021

5.1*	Opinion of Fenwick & West LLP.

23.1*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).
______________
*Filed herewithin

ITEM 9.     UNDERTAKINGS
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 14th day of October, 2021.

GITLAB INC.

By:	/s/ Sytse Sijbrandij
Sytse Sijbrandij
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian Robins and Robin Schulman, as their true and lawful attorneys-in-fact, proxies, and agents, each with full power of substitution, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, proxies, and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies, and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Sytse Sijbrandij	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 14, 2021
Sytse Sijbrandij

/s/ Brian Robins	Chief Financial Officer (Principal Financial Officer)	October 14, 2021
Brian Robins

/s/ Dale Brown	Principal Accounting Officer	October 14, 2021
Dale Brown

/s/ Sundeep Bedi	Director	October 14, 2021
Sundeep Bedi

/s/ Karen Blasing	Director	October 14, 2021
Karen Blasing

/s/ Sue Bostrom	Director	October 14, 2021
Sue Bostrom

/s/ David Hornik	Director	October 14, 2021
David Hornik

/s/ Matthew Jacobson	Director	October 14, 2021
Matthew Jacobson

/s/ Merline Saintil	Director	October 14, 2021
Merline Saintil

/s/ Godfrey Sullivan	Director	October 14, 2021
Godfrey Sullivan